Exhibit 99.2

Dewey & LeBoeuf LLP
333 South Grand Avenue
Suite 2600
Los Angeles, CA 90071-1530

T (213) 621-6000
F (213) 621-6100
September 27, 2011
VIA ELECTRONIC MAIL AND FEDERAL EXPRESS
Travelport Limited
Travelport LLC
Travelport, Inc.
Travelport Holdings Limited
300 Galleria Parkway
Atlanta, GA 30389

Attention:	Eric J. Bock, Esq. General Counsel
Jay M. Goffman, Esq.
Skadden, Arps. Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Jay.goffman@skadden.com

Re:	Potential Events of Default Under the Indenture (the “Indenture”) dated as of August 18, 2010, among Travelport LLC (the “Company”), Travelport, Inc., the Guarantors (as defined in the Indenture) listed therein, and the Bank of Nova Scotia Trust Company of New York (the “Trustee”) Respecting the 9% Senior Notes due 2016 (the “9% Senior Notes”)
Gentlemen:
     I am writing to inform you that in addition to the holders referenced in my letter to you dated yesterday (the “September 22 Letter”),1 we are counsel to several holders of the 9% Senior Notes (the “Noteholders”), including holders of more than 25% of the outstanding principal amount thereof. As stated in footnote 1 to the September 22 Letter, the analysis set forth therein is applicable to the 9% Senior Notes, and is hereby incorporated in full. Accordingly, and without limitation as to the other matters set forth in the September 22 Letter, the Noteholders demand that Holdings and its Affiliates cease and desist from taking any steps to document or consummate the Restructuring.

[1]	Capitalized terms not defined herein have the meaning set forth in the September 22 Letter.
Dewey & LeBoeuf LLP is a New York limited liability partnership.
New York | London | Washington, DC | Abu Dhabi | Albany | Almaty | Beijing | Boston | Brussels
Chicago | Doha | Dubai | Frankfurt | Hong Kong | Houston | Johannesburg (pty) ltd. | Los Angeles
Madrid | Milan | Moscow | Paris | Riyadh affiliated office | Rome | San Francisco | Silicon Valley | Warsaw

Travelport Limited
September 27, 2011

     This communication, as with the September 22 Letter, has been drafted under severe time constraints and in the absence of any information concerning the Restructuring beyond what was included in the Report. The statements contained or incorporated herein should be regarded as preliminary in nature and may be supplemented or revised from time to time.
     The Noteholders reserve all rights and remedies they may have under the Indenture, the 9% Senior Notes, and pursuant to any and all applicable law.

Sincerely,

Bruce Bennett
BM/mah

cc:	Travelport Limited 405 Lexington Avenue New York, NY 10178 Attention: Eric J. Bock, Esq. The Bank of Nova Scotia Nova Scotia Trust Company of New York One Liberty Plaza, 23rd Floor New York, NY 10006

Attention:	Warren Goshine Facsimile: 212-225-4536

cc via email:	Christopher Moore, Esq. cmoore@cravath.com Alan Kornberg, Esq. akornberg@paulweiss.com Mr. Peter Corbell peter.corbell@moelis.com